Exhibit 4(c)


                            CERTIFICATE OF FORMATION

                                       OF

                         TXU TRANSITION BOND COMPANY LLC

          (a) The name of the limited liability company is TXU Transition Bond Company LLC.

          (b) The address of its registered office in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805. The name of its registered agent at such address is Corporation Service Company.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of TXU Transition Bond Company LLC this 30th day of November, 1999.


                                        TXU TRANSITION BOND COMPANY LLC



                                        By:     /s/ Kirk R. Oliver
                                           -------------------------------------
                                        Name:   Kirk R. Oliver
                                        Title:  Authorized Person